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                                                                    Exhibit 23.2


                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
FirstSense Software, Inc.

We consent to incorporation by reference in this registration statement on Form S-8 of Concord Communication, Inc. for the registration of 1,500,000 shares of Common Stock for the Concord Communications, Inc. 2000 Non-Executive Equity Incentive Plan of our report dated April 5, 2000, with respect to the balance sheet of FirstSense Software, Inc. as of December 31, 1999, and the related statements of operations, stockholders' (deficit) equity, and cash flows for each of the years ended December 31, 1999 and 1998, which report appears in the December 31, 2000 annual report on Form 10-K of Concord Communications, Inc.

                                    /S/ KPMG LLP

Boston, Massachusetts
March 27, 2001